Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-251374, 333-262433, 333-263538, 333-264625, 333-270074, 333-277676 and 333-285746) of ContextLogic Holdings Inc. of our report dated March 5, 2026 relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ BPM LLP

San Jose, California

March 5, 2026